Neil R.E. Carr Direct Phone: (202) 467-0916 Direct Fax: (202) 318-4486 ncarr@babirakcarr.com	BABIRAK CARR A PROFESSIONAL CORPORATION ATTORNEYS AND COUNSELORS AT LAW 1920 L Street, N.W. Suite 525 Washington, D.C. 20036	Main Phone: (202) 467-0920 Main Fax: (202) 467-0919 www.babirakcarr.com

EXHIBIT 5.1

April 25, 2008

Board of Directors

Guardian Technologies International, Inc.

516 Herndon Parkway

Herndon, Virginia  20170

Re:  Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Guardian Technologies International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing, on or about April 25, 2008, by the Company of the Company’s registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement covers 12,642,558 shares of common stock, par value $.001 per share (the “Common Stock” or the “Securities”), to be sold by certain selling stockholders which amount includes: (i) up to 4,657,240 shares of Common Stock issuable, subject to adjustment, upon conversion (the “Conversion Shares”) of the Company’s outstanding Series A 10% Senior Convertible Debentures (the “Debentures”), (ii) up to 3,588,911 shares of Common Stock issuable, subject to adjustment, upon exercise (the “Series D Warrant Shares”) of the Company’s outstanding Series D Common Stock Purchase Warrants (“Series D Warrants”), (iii) up to 623,520 shares of Common Stock issuable, subject to adjustment, upon exercise (the “Placement Agent Warrant Shares”) of outstanding placement agent’s warrants (“Placement Agent’s Warrants”), (iv) up to 2,470,550 shares of Common Stock representing an additional 30% of the shares issuable (“Additional Conversion and Exercise Shares”) upon conversion of the outstanding Debentures and/or exercise of the outstanding Series D Warrants as required pursuant to the terms of Registration Rights Agreements between the Company and investors in the Company’s Debentures and Series D Warrants, (v) up to 912,362 shares of the Company’s Common Stock issuable, subject to adjustment, upon exercise (the “Class E Warrant Shares”) of outstanding Class E Common Stock Purchase Warrants (“Class E Warrants”), and (vi) up to 389,975 shares of Common Stock issuable, subject to adjustment, upon exercise (the “Warrant Shares”) of certain placement agent’s warrants and other warrants (the “Warrants”).

We have examined the Certificate of Incorporation, as amended, and Bylaws of the Company, the minutes of various meetings and consents of the Board of Directors of the Company, forms of certificates representing the  Debentures, Series D Warrants, Placement Agent’s Warrants, the Class E Warrants, and the Warrants, originals or copies of all such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinions expressed herein.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the general laws of the United States of America, the federal securities laws and Delaware General Corporation Law.

BABIRAK CARR A PROFESSIONAL CORPORATION

The Board of Directors

Guardian Technologies International, Inc.

April 25, 2008

Based upon the foregoing, we are of the opinion that:

(i)

The Conversion Shares, when issued and delivered upon conversion of the Debentures, in the manner and upon the terms and conditions set forth in the Debentures, will be validly issued, fully paid and nonassessable.

(ii)

The Series D Warrant Shares, when issued and delivered upon exercise of the Series D Warrants, in the manner and upon the terms and conditions set forth in the Series D Warrants, will be validly issued, fully paid and nonassessable.

(iii)

The Placement Agent Warrant Shares, when issued and delivered upon exercise of the Placement Agent’s Warrants, in the manner and upon the terms and conditions set forth in the Placement Agent’s Warrants, will be validly issued, fully paid and nonassessable.

(iv)

The Additional Conversion and Exercise Shares, when issued and delivered in the manner and upon the terms and conditions set forth in the Debentures and Series D Warrants, respectively, will be validly issued, fully paid and nonassessable.

(v)

The Class E Warrant Shares, when issued and delivered in the manner and upon the terms and conditions set forth in the Class E Warrants, will be validly issued, fully paid and nonassessable.

(vi)

The Warrant Shares, when issued and delivered upon exercise of the Warrants, in the manner and upon the terms and conditions set forth in the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and the prospectus contained therein as attorneys who have passed upon legal matters in connection with the offering of the securities described therein under the caption “Legal Matters.”  We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Babirak Carr, P.C.

By:  /s/ Neil R.E. Carr

        Neil R.E. Carr

28103080.133